EXHIBIT 2.1

Description of the Registered Securities

The rights of shareholders of Gentor Resources Inc. (the "Company") are governed by the Companies Act (2025 Revision) of the Cayman Islands, as well as the Company's memorandum of association (as amended) and articles of association.  The Company's authorized share capital consists of US$400,000 divided into 500,000,000 common shares with a par value of US$0.0008 per share.

Item 9.A.3

The Company's common shares do not contain any pre-emptive purchase rights.

Item 9.A.5

The Company's class of common shares are registered with the U.S. Securities and Exchange Commission.  The Company may issue 500,000,000 common shares with a par value of US$0.0008 per share.  Other than under applicable securities laws, there are no restrictions on the transferability of common shares.

Item 9.A.6

The Company's common shares are the only class of shares the Company is authorized to issue.

Item 9.A.7

N/A

Item 10.B.3

The following is a summary of the material provisions attaching to the Company's common shares (the common shares are the only class of shares the Company is authorized to issue):

The holders of the Company's common shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall have one vote for each common share held at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.  Holders of the common shares are not entitled to preemptive rights, and the common shares are not subject to conversion rights, redemption provisions, or sinking fund provisions.  Subject to the prior rights of any shares ranking senior to the common shares (of which there are also presently none), the holders of the common shares are entitled to (i) receive any dividends as and when declared by the Board, out of the assets of the Company properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine, and (ii) receive the remaining property of the Company in the event of any liquidation, dissolution or winding-up of the Company.

Item 10.B.4

The Company is a corporation governed by the Companies Act (2025 Revision) of the Cayman Islands (the "Companies Law").  Under the Companies Law, the memorandum of association (as amended) of the Company may, by "special resolution" (see below for definition), be amended with respect to any objects, powers or other matters specified therein.  Under the Companies Law, "special resolution" means a resolution passed at a general meeting by a majority of not less than two-thirds of the votes cast by the shareholders who are entitled to vote in respect of that resolution or, if so authorized by the Company's articles of association, a resolution in writing signed by all the shareholders entitled to vote on that resolution.

Item 10.B.6

There are no limitations in the Company's memorandum of association (as amended) or articles of association on the right of foreigners to hold or vote securities of the Company.

Item 10.B 7

There are no provisions in the Company's memorandum of association (as amended) or articles of association that would have the effect of delaying, deferring or preventing a change in control of the Company and that operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).

Item 10.B 8

There are no provisions in the Company's memorandum of association (as amended) or articles of association requiring disclosure of share ownership.

In general, under applicable securities regulation in Canada, a person or company who beneficially owns, directly or indirectly, voting securities of an issuer or who exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities is an insider and must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider.  The report must disclose any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer.  Additionally, securities regulation in Canada provides for the filing of a report by an insider of a reporting issuer whose holdings change, which report must be filed within five days from the day on which the change takes place.

The rules in the U.S. governing the ownership threshold above which shareholder ownership must be disclosed are more stringent than those discussed above.  Section 13 of the U.S. Exchange Act imposes reporting requirements on persons who acquire beneficial ownership (as such term is defined in Rule 13d-3 under the U.S. Exchange Act) of more than 5% of a class of an equity security registered under Section 12 of the U.S. Exchange Act.  In general, such persons must file, within 10 days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under Section 13 of the U.S. Exchange Act.  This information is also required to be sent to the issuer of the securities and to each exchange where the securities are traded.

Item 10.B 9

See Items 10.B 3 10.B 6 and 10.B.8 above.

Item 10.B.10

There are no conditions imposed by the Company's memorandum of association (as amended) or articles of association governing changes in the Company's capital, where such provisions are more stringent than those required by law.

Items 12.A; 12.B.; 12.C.; 12.D.1; 12.D.2

N/A